UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2020

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611        23-1537126
(Commission File Number)        (IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050
Scottsdale, Arizona        85253
(Address of Principal Executive Offices)             (Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

IMH Financial Corporation (the “Company" or "we"), through various subsidiaries, entered into a purchase and sale agreement (“PSA”) on January 16, 2020, to sell a commercial office building known as Broadway Tower, located in St. Louis, Missouri, for the gross selling price of $19.9 million. After selling related expenses due at closing (i.e., selling commissions and closing costs), the net proceeds expected to be realized by the Company will be approximately $18.7 million, exclusive of related indebtedness, resulting in an estimated loss on sale of $1.0 million. The transaction closed on January 22, 2020. Upon closing, the Company retired certain indebtedness secured by Broadway Tower totaling $11.0 million.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information in Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2020

IMH FINANCIAL CORPORATION
By:	/s/ Chadwick Parson
Chadwick Parson
Chief Executive Officer